Direct Subsidiaries:
Capital City Bank (Florida)
First National Bank of Grady County (Georgia)

Indirect Subsidiaries:
Capital City Trust Company (Florida)
Capital City Services Company (Florida)
Capital City Securities, Inc. (Florida)
Capital City Mortgage Company (Florida)
First Insurance Agency of Grady County (Georgia)